Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 13, 2018 (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated balance sheets of FinTech Acquisition Corp. II as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
August 20, 2018